Cordovano and Honeck, LLP

Certified Public Accountants

88 Inverness Circle East
Building M
Englewood, Colorado 801
(303) 329-0220 Phone
(303) 316-7493 Fax

2007 Annual Audit Engagement Letter

January 23, 2008

To the Board of Directors
China Marine Food Group Limited
Da Bao Industrial Zone
Shi Shi, Fujian, China

We are pleased to confirm our understanding of the services we are to provide for China Marine Food Group Limited and its subsidiaries ("the Company") for the year ended December 31, 2007.

We will audit the balance sheet of the Company as of December 31, 2007, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended. The objective of an audit of the financial statements is to express an opinion on the financial statements in accordance with generally accepted accounting principles accepted in the United States (GAAP). Our audit of the financial statements will be conducted in accordance with the standards established by the Public Company Accounting Oversight Board (PCAOB) and will include tests of the Company's accounting records and other procedures we consider necessary to enable us to express our opinion. If our opinion is other than unqualified, we will discuss the reasons with Company management in advance. If, for any reason, we are unable to complete our audit or are unable to form or have not formed our opinion, we may decline to issue a report as a result of this engagement.

We will plan and perform the audit of the financial statements to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from (1) errors, (2) fraudulent financial reporting, (3) misappropriation of assets, or (4) violations of laws or regulations that are attributable to the entity or to acts by management or employees acting on behalf of the entity. The audit will include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of physical existence of inventories, and direct confirmation of certain assets and liabilities by correspondence with selected customers, creditors, and financial institutions. In connection with our audit of the financial statements, we will obtain an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. At the conclusion of our audit, you agree to provide certain representations from management about the Company's financial statements and related matters.

Because our audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements or material weaknesses in internal control may exist and not be detected by us. In addition, our financial statement audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. We will, however, communicate to the Board of Directors (in case the Audit Committee is formed, then the Audit Committee) and

management of the Company, as appropriate, any errors, fraud, or other illegal acts that come to our attention during our audit, unless clearly inconsequential.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify significant deficiencies or material weaknesses in the design or operation of internal control. However, we will communicate in writing to the Board of Directors and management any significant deficiencies and material weaknesses relating to internal control over financial reporting identified while performing our audit. Any significant deficiency or material weakness identified because the Board of Directors' oversight of the Company's external financial reporting and internal control over financial reporting is ineffective will be communicated in writing to the Company board of directors.

We are also responsible for communicating with the Board of Directors about certain other matters related to our audit, including (1) our audit responsibility under PCAOB standards; (2) information relating to our independence with respect to the Company; (3) the Company's critical accounting policies; (4) the quality of the Company's accounting principles; (5) management's judgments and sensitive accounting estimates; (6) significant audit adjustments; (7) any disagreements with management about matters that could be significant to the Company's financial statements or our report; (8) any consultations management made with other accountants; (9) any issues discussed with management prior to retention; (10) any significant difficulties encountered in performing the audit; (11) other information in documents containing audited financial statements, such as the Company's annual report; and (12) other matters as considered necessary. Further, we are responsible for ensuring that the Board of Directors receives copies of certain written communications between us and management, including management representation letters and written communications on accounting, auditing, internal control, or other matters.

Management is responsible for the financial statements, for making all financial records and related information available to us on a timely basis, and for the accuracy and completeness of that information. Management is also responsible for the establishment and maintenance of adequate records; the selection and application of accounting principles; the safeguarding of assets; adjusting the financial statements to correct material misstatements; and confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. In addition, management is responsible for identifying and ensuring that the Company complies with applicable laws and regulations.

We will communicate to the Board of Directors and management any matters that come to our attention as a result of the reviews that we believe may require material modifications to the quarterly financial information to make it conform with GAAP. We will also communicate any significant deficiencies or material weaknesses that come to our attention. If, for any reason, we are unable to complete our reviews or are unable to form or have not formed our opinions, we will notify the Board of Directors and management. At the conclusion of our reviews, you agree to provide require certain representations from management about the financial statements and related matters.

We are required to read any annual report that contains our audit report. We will read the annual report for the purpose of determining whether other information in the annual report (including the manner of its presentation) is materially inconsistent with information in the financial statements or management's assessment of the effectiveness of the Company's internal control over financial reporting. We assume no obligation to perform procedures to corroborate such other information as part of our audit.

Regarding electronic filings such as the SEC's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system, management agrees that, before filing any document in electronic format with the SEC with which we are associated, we will be advised of the proposed filing on a timely basis. We will

provide the Company a signed copy of our report and consent. These manually signed documents will serve to authorize the use of our name prior to the Company's electronic transmission. Management will provide us with a complete copy of the document accepted by EDGAR.

Our fee is inclusive within the engagement letter signed between the Company and our associated firm Zhong Yi (Hong Kong) C.P.A. Company Limited of July 4, 2007 and the letter confirmation of December 10, 2007.

The Company may wish to include or incorporate by reference our audit report on these financial statements in a registration statement proposed to be filed under the Securities Act of 1933 or in some other securities offering. If so, you agree not to include our audit report or make reference to our Firm without our prior permission or consent. Any agreement to perform work in connection with an offering, including an agreement to provide permission or consent, will be a separate engagement.

Any additional services that may be requested, and we agree to provide, will be the subject of separate arrangements.

The audit documentation for this engagement is the property of our firm and constitutes confidential information. However, we may be requested to make certain audit documentation available to the PCAOB, SEC, or other regulators pursuant to the authority given to them by law or regulation. If requested, access to such audit documentation will be provided under the supervision of firm personnel. Further, upon request, we may provide copies of selected audit documentation to the regulator. The regulator may intend, or decide, to distribute the copies or information contained therein to others, including other government agencies.

We appreciate the opportunity to be of service and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,

Cordovano and Honeck, LLP

Cordovano and Honeck LLP

RESPONSE:

This letter correctly sets forth the understanding of China Marine Food Group Limited

Name and Signature